                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-75623

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 24, 1999
(To Prospectus dated June 24, 1999)

                           $20,000,000 (Approximate)

                               [GREEN TREE LOGO]

                              Seller and Servicer

                       Certificates for Home Equity Loans
                                 Series 1999-C

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 We are offering the Class B-1 certificates through this supplement.

             Approximate    Pass-Through
 Class     Principal Amount     Rate
 -----     ---------------- ------------
 Class B-1   $20,000,000      9.48%(1)
             -----------
    Total    $20,000,000
             ===========

 --------
 (1)  Or the weighted average of the rates on the loans, if less.

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  This supplement relates to the offering of Class B-1 certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated June 24, 1999 and in the related prospectus dated June 24, 1999. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

  The Class B-1 certificates will be purchased by the underwriter from Green Tree and will be offered by the underwriter from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to Green Tree from the sale of such certificates, before deducting expenses, will be approximately $19,875,066.60, plus accrued interest.

  Consider carefully the risk factors beginning on page S-13 in the prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

  These securities will be delivered on or about October 4, 1999.

                   Underwriter of the Class B-1 certificates:

                             First Union Securities

                 The date of this supplement is October 4, 1999

                                  UNDERWRITING

  The underwriter has agreed, subject to the terms and conditions of the supplemental underwriting agreement, dated October 4, 1999, to purchase from us the principal amount of the certificates set forth opposite its name below.

                                                                     Principal
                                                                     Amount of
                                                                     Class B-1
                                                                    Certificates
                                                                    ------------
First Union Securities............................................. $20,000,000
                                                                    -----------
    Total.......................................................... $20,000,000
                                                                    ===========

  In the supplemental underwriting agreement, the underwriter has agreed, subject to the terms and conditions in the agreement, to purchase all of the certificates offered by this supplement if any certificates are purchased. If the underwriter defaults, the supplemental underwriting agreement provides that, in some circumstances, the supplemental underwriting agreement may be terminated.

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  For 90 days after the date of this supplement to the prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus with supplements. This is in addition to the dealers' obligation to deliver a copy of this prospectus with supplements when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               [Green Tree Logo]


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